Exhibit 99.1

For immediate release	February 9, 2016

Crown Crafts Reports Fiscal 2016 Third Quarter Results

●	Net income and gross margin improve for the quarter and year to date
●	Company reports cash balance of $7.5 million at quarter end
●	Board declares special dividend of $0.25 per share in addition to a quarterly dividend of $0.08 per share

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) (the “Company”) today reported results for the fiscal 2016 third quarter, which ended December 27, 2015.

“While our business remains strong, this year’s third quarter presented several challenges.  Retail sales are typically slower for our product categories during the holidays when retailers shift their focus more toward seasonal goods.  This year, we experienced lower than typical replenishment orders due to softer retail sales, as some retailers adjusted their weekly supply of on-hand inventory downward.  Additionally, during last year’s third quarter, we had initial shipments of products gained when a competitor exited the business. As expected, we were not able to anniversary these initial shipments in the current year,” said E. Randall Chestnut, Chairman, President and Chief Executive Officer.

Financial Results

Net income for the third quarter of fiscal 2016 was $2.1 million, or $0.21 per diluted share, on net sales of $20.7 million, compared with net income of $2.0 million, or $0.20 per diluted share, on net sales of $23.7 million for the third quarter of fiscal 2015. Gross margin for the quarter was 30.2% of net sales, compared with 27.9% for the prior-year period.

For the nine-month period, net income was $4.6 million, or $0.46 per diluted share, on net sales of $59.3 million, compared with net income of $3.6 million, or $0.36 per diluted share, on net sales of $59.9 million for the first nine months of fiscal 2015. Gross margin for the nine-month period was 28.2% of net sales, compared with 28.0% for the prior-year period.

Net income for both the quarter and year-to-date periods in the current year was favorably affected by $315,000, or $0.03 per diluted share, due to a change in the Company’s calculation of the state portion of its income tax provision. Last year’s year-to-date net income was adversely impacted by $369,000 in legal fees ($230,000 net of income taxes) and an after-tax payment of $530,000 associated with a lawsuit that was settled in fiscal 2015.

Board Declares Special and Quarterly Dividends

The Company also announced that its Board of Directors declared a special cash dividend on the Company’s Series A common stock of $0.25 per share, along with a quarterly cash dividend of $0.08 per share. Both dividends will be paid on April 8, 2016 to shareholders of record at the close of business on March 18, 2016. “Our consistently strong cash flow and cash balances have enabled us to further reward our shareholders with this special dividend, in addition to a quarterly dividend. We remain committed to managing our business to maximize our returns to shareholders for the long term,” Chestnut said.

Conference Call

The Company will host a teleconference today at 1:00 p.m. Central Standard Time to discuss the Company’s results, during which interested individuals will be given the opportunity to ask appropriate questions. To join the teleconference, dial (844) 861-5504 and ask to be joined into the Crown Crafts, Inc. call. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website. A telephone replay of the teleconference will be available one hour after the end of the call through 8:00 a.m. Central Standard Time on February 16, 2016. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations and refer to conference number 10078612.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products, including crib and toddler bedding; blankets; nursery accessories; room décor; burp cloths; bathing accessories; reusable and disposable bibs; and disposable placemats, floor mats, toilet seat covers and changing mats. The Company’s operating subsidiaries consist of Crown Crafts Infant Products, Inc. in California and Hamco, Inc. in Louisiana. Crown Crafts is among America’s largest producers of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections, as well as exclusive private label programs for certain of its customers. The Company’s website is www.crowncrafts.com.

Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:

Olivia W. Elliott

Vice President and Chief Financial Officer

(225) 647-9124

oelliott@crowncrafts.com

or

Halliburton Investor Relations

(972) 458-8000

CROWN CRAFTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

SELECTED FINANCIAL DATA

In thousands, except percentages and per share data

(Unaudited)

	Three-Month Periods Ended		Nine-Month Periods Ended
	December 27, 2015	December 28, 2014	December 27, 2015	December 28, 2014
Net sales	$20,691	$23,743	$59,265	$59,888
Gross profit	6,252	6,628	16,739	16,756
Gross profit percentage	30.2%	27.9%	28.2%	28.0%
Income from operations	3,070	3,272	7,188	5,731
Income before income tax expense	3,022	3,242	7,140	5,690
Income tax expense	879	1,196	2,505	2,111
Net income	2,143	2,046	4,635	3,579
Basic earnings per share	$0.21	$0.20	$0.46	$0.36
Diluted earnings per share	$0.21	$0.20	$0.46	$0.36

Weighted Average Shares Outstanding:
Basic	9,996	10,072	10,024	10,041
Diluted	10,038	10,102	10,063	10,076

CONSOLIDATED BALANCE SHEETS

SELECTED FINANCIAL DATA

In thousands

	December 27, 2015
	(Unaudited)	March 29, 2015
Cash and cash equivalents	$7,549	$1,807
Accounts receivable, net of allowances	18,186	22,370
Inventories	17,513	15,468
Total current assets	46,963	42,519
Finite-lived intangible assets - net	4,071	4,507
Goodwill	1,126	1,126
Total assets	$53,800	$49,946

Total current liabilities	12,099	10,374

Shareholders’ equity	41,561	39,572
Total liabilities and shareholders’ equity	$53,800	$49,946